Exhibit 4.1

AMENDMENT NO. 1 TO

SALE AND SERVICING AGREEMENT

THIS AMENDMENT NO. 1 TO SALE AND SERVICING AGREEMENT (this “Amendment”) is made as of April 28, 2023, among World Omni Financial Corp., a Florida corporation (“World Omni”), World Omni Auto Receivables LLC, a Delaware limited liability company (“WOAR”), and World Omni Select Auto Trust 2023-A, a Delaware statutory trust (the “Issuing Entity”).

WHEREAS World Omni, as Servicer, WOAR, as Depositor, the Issuing Entity and U.S. Bank National Association, as Account Bank are parties to the Sale and Servicing Agreement, dated as of March 15, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Sale and Servicing Agreement”). Capitalized terms used herein but not otherwise defined have the meanings set forth in Appendix A to the Sale and Servicing Agreement;

WHEREAS the parties desire to amend the Sale and Servicing Agreement pursuant to Section 10.01(b) thereof;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.   Amendments to Sale and Servicing Agreement. The Sale and Servicing Agreement is hereby amended as follows:

(A)	Section 4.02 of the Sale and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

“Collection and Allocation of Receivable Payments. The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Receivables as and when the same shall become due and shall follow such collection procedures as it follows with respect to all comparable automotive receivables that it services for itself or others. The Servicer shall allocate collections as set forth in Section 5.03. The Servicer may grant extensions, rebates or adjustments on a Receivable, which shall not, for the purposes of this Agreement, modify the day of the month on which payment is due (except in connection with a limited number of accommodations for Obligors of occasional requests in accordance with the Servicer’s customary servicing procedures) or change the method under which scheduled payments of interest are computed on such Receivable; provided, however, that if the Servicer extends the date for final payment by the Obligor of any Receivable beyond March 31, 2030, the Servicer shall purchase any such Receivable as of the earlier of (a) the last day of the second Collection Period following the date of such extension (or, at the Servicer’s election, the last day of the first following Collection Period) and (b) March 31, 2030, in each case in accordance with the terms of Section 4.07(b). The Servicer shall not retain any fees in connection with any extension of a Receivable but shall instead deposit such fees into the Collection Account within two Business Days of receipt (including receipt of proper instructions regarding where to allocate such payment) unless the Servicer is making deposits on a monthly basis as permitted under Section 5.02. The Servicer may in its discretion waive any late payment charge or any other fees that may be collected in the ordinary course of servicing a Receivable. The Servicer shall not agree to any alteration of the interest rate or the originally scheduled payments on any Receivable, other than as provided herein or as required by law.”

(B)	Section 4.02 of the Sale and Servicing Agreement is hereby deleted in its entirety and replaced with the following.”

“(b) In consideration of the purchase of any Receivable pursuant to Section 4.02 or Section 4.07(a), the Servicer shall remit the Purchase Amount in the manner specified in Section 5.05, and the Servicer shall deliver a revised Schedule of Receivables to the Depositor and the Trust, which shall reflect the repurchase of such Receivables. Subject to Section 7.02, the sole remedy of the Issuing Entity, the Owner Trustee, the Indenture Trustee, the Certificateholders or the Noteholders with respect to a breach pursuant to Section 4.02, 4.05, 4.06 or 7.01 or the extension of a Receivable beyond March 31, 2030 under Section 4.02 shall be to require the Servicer to purchase such Receivables. None of the Servicer, the Issuing Entity, the Owner Trustee, the Indenture Trustee, the Asset Representations Reviewer, the Seller, the Depositor or the Administrator will have an obligation to investigate whether a breach, extension or other event has occurred that would require the purchase of any Receivable under Section 4.02 or Section 4.07(a) or whether any Receivable is required to be purchased under Section 4.02 or Section 4.07(a).”

2.   Effectiveness. This Amendment shall become effective as of March 15, 2023, upon:

(a)            receipt by the Servicer of executed counterparts of this Amendment (whether by facsimile, email transmission, or otherwise) executed by the parties hereto;

(b)            satisfaction of the Rating Agency Condition; and

(c)            delivery to the Owner Trustee and the Indenture Trustee of the opinions required under Sections 10.01(e) and 10.02(h)(A) of the Sale and Servicing Agreement.

3.   Limitation of Liability of Owner Trustee and Indenture Trustee.

(A)	It is expressly understood and agreed by the parties hereto that (i) this Amendment is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely as Owner Trustee, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuing Entity is made and intended not as personal representations, undertakings and agreements by Wilmington Trust, National Association, but is made and intended for the purpose of binding only the Issuing Entity, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant of the Issuing Entity, either expressed or implied, contained herein, all such liability of Wilmington Trust, National Association, in its individual or personal capacity, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, (iv) Wilmington Trust, National Association has made no investigation into the accuracy or completeness of any representations or warranties made by the Issuing Entity in this Amendment, and (v) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Issuing Entity under this Amendment or any other related documents.

(B)	Notwithstanding anything contained herein to the contrary, this Amendment has been acknowledged and consented to by U.S. Bank Trust Company, National Association, not in its individual capacity but solely as Indenture Trustee, and in no event shall U.S. Bank Trust Company, National Association have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuing Entity hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuing Entity. For all purposes of this Amendment, the Indenture Trustee shall be entitled to all rights, privileges, benefits, protections, immunities, and indemnities provided to it under the Indenture.

4.   Action by Owner Trustee. The Administrator hereby certifies that this Amendment is authorized or permitted by the Basic Documents and that all of the conditions precedent in the Basic Documents for the execution and delivery of this Amendment by the Issuing Entity have been complied with and the Certificateholder directs the Owner Trustee on behalf of the Issuing Entity, to execute this Amendment. The undersigned hereby confirms that all actions taken by the Owner Trustee in connection with this direction are covered by the fee and indemnification provisions set forth in Article VIII of the Trust Agreement.

5.   Miscellaneous. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to the principles of conflict of law thereof or of any other jurisdiction, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. The provisions of this Amendment shall be deemed to be incorporated in, and made a part of, the Sale and Servicing Agreement and shall not constitute a novation of the Sale and Servicing Agreement; and the Sale and Servicing Agreement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument. Further, Section 10.07 of the Sale and Servicing Agreement is incorporated by reference herein as if fully set forth herein.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Sale and Servicing Agreement to be duly executed by their respective officers as of the date first written above.

WORLD OMNI FINANCIAL CORP., as Servicer and Administrator

By:	/s/ Ronald J. Virtue
Name: Ronald J. Virtue
Title: Assistant Treasurer

WORLD OMNI AUTO RECEIVABLES LLC, as Depositor

By:	/s/ Ronald J. Virtue
Name: Ronald J. Virtue
Title: Assistant Treasurer

WORLD OMNI SELECT AUTO TRUST 2023-A

By: WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee on behalf of the Issuing Entity

By:	/s/ Julia Linian
Name: Julia Linian
Title: Vice President

Signature Page to Amend No. 1
(WOSAT 2023-A)

Acknowledged and Consented To:

U.S. Bank TRUST COMPANY, National Association. not in its individual capacity, but solely as Indenture Trustee

By:	/s/ Christopher J. Nuxoll
Name: Christopher J. Nuxoll
Title: Vice President

Signature Page to Amend No. 1
(WOSAT 2023-A)

The undersigned hereby consents to this Amendment No. 1 to Sale and Servicing Agreement and the direction in Section 4:

WORLD OMNI AUTO RECEIVABLES LLC,
as holder of 100% of the Outstanding Amount of the Certificates

By:	/s/ Ronald J. Virtue
Name: Ronald J. Virtue
Title: Assistant Treasurer

Signature Page to Amend No. 1
(WOART 2023-A)